Filed Pursuant to Rule 424(b)(3)
Registration No. 333-287605
Prospectus Supplement No. 1
(to prospectus dated May 29, 2025)
245,062,407 Shares
Galaxy Digital Inc.
Class A common stock
This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated May 29, 2025 (the “Prospectus”), which forms part of our registration statement on Form S-1 (No. 333-287605) with the information contained in our Current Reports on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on June 10, 2025 and June 12, 2025 (the “Current Reports”). Accordingly, we have attached the Current Reports to this prospectus supplement.
The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling stockholders named in the Prospectus (the “Selling Stockholders”) of up to 245,062,407 shares (the “Resale Shares”) of Class A common stock, par value $0.001 per share (“Class A common stock”), of Galaxy Digital Inc. (“GDI”), consisting of (i) 213,112,343 shares of Class A common stock issuable upon redemption or exchange of an equivalent number of limited partnership units (the “LP Units”) of Galaxy Digital Holdings LP (“GDH LP”), (ii) up to 2,750,000 shares of Class A common stock held by certain selling stockholders as of the date hereof, (iii) up to 16,562,570 shares of Class A common stock issuable upon exchange of the 3.00% Exchangeable Senior Notes due 2026 issued by GDH LP (the “2026 Exchangeable Notes”) and (iv) up to 12,637,494 shares of Class A common stock issuable upon the exchange of the 2.500% Exchangeable Senior Notes due 2029 issued by GDH LP (the “2029 Exchangeable Notes” and, together with the 2026 Exchangeable Notes, the “Exchangeable Notes”).
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. Terms used in this prospectus supplement but not defined herein shall have the meanings given to such terms in the Prospectus.
Our Class A common stock is listed on the Nasdaq Global Select Market (“Nasdaq”) and the Toronto Stock Exchange (the “TSX”) under the symbol “GLXY.” On June 11, 2025 the last reported sale price of our Class A common stock on Nasdaq was $19.33 per share.
Sales of a substantial number of shares of our Class A common stock in the public market, including any sales by the Selling Stockholders, could occur at any time. These sales, or the perception that such sales may occur, could have a significant negative impact on the trading price of our Class A common stock.
We are a holding company and, as a result of the Reorganization Transactions (a series of transactions described further elsewhere in our Prospectus), our principal assets are our direct ownership of (i) certain LP Units, which entitle us to a corresponding percentage ownership of the economic interest in GDH LP (and as a result, Galaxy’s business), and (ii) all of the general partnership interests of GDH LP, which entitles us to operate and control all of the business and affairs of GDH LP as its sole general partner, and, through GDH LP and its subsidiaries, to conduct all of Galaxy’s business. As of May 23, 2025, we owned 38.6% of the total economic interest in GDH LP. The remaining economic interest in GDH LP is owned by entities controlled by Michael Novogratz, our Chief Executive Officer and Founder (our “Founder”), and certain other limited partners of GDH LP, in each case, through their respective ownership of LP Units.
Investing in our Class A common stock involves a high degree of risk. See “Risk Factors” beginning on page 12 of the Prospectus.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

Prospectus supplement dated June 12, 2025

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 10, 2025

Galaxy Digital Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-42655	87-0836313
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Vesey Street New York, NY	10282
(Address of principal executive offices)	(Zip Code)
(212) 390-9216
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.001 Par Value	GLXY	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Item 8.01 Other Events.

In connection with the previously announced offering of Class A common stock, par value $0.001 per share (“Class A common stock”), of Galaxy Digital Inc. (the “Company”), which closed on Tuesday, June 3, 2025, the underwriters purchased 4,380,967 shares of Class A common stock on June 10, 2025 pursuant to their option to purchase additional shares. The additional shares were purchased from one of the selling stockholders at the public offering price less the underwriting discount. The Company did not receive any proceeds from the sale of such shares.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GALAXY DIGITAL INC.

Date: June 10, 2025	By:	/s/ Anthony Paquette
Anthony Paquette
Chief Financial Officer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 12, 2025

Galaxy Digital Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-42655	87-0836313
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Vesey Street New York, NY	10282
(Address of principal executive offices)	(Zip Code)
(212) 390-9216
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.001 Par Value	GLXY	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

The information set forth in Item 8.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.02.

Item 8.01 Other Events.
As previously disclosed, in the first quarter of 2025, in connection with Galaxy Digital Inc.’s (the “Company”) planned conversion of its bitcoin mining facility into an AI/HPC data center facility, Galaxy Digital Holdings LP changed the structure of its business in a manner that caused a change in its reportable segments (the “Resegmentation”).
Following the Resegmentation, the Company manages and reports its activities in the following three segments: Digital Assets, Data Centers, and Treasury and Corporate.
Exhibit 99.1 to this Current Report on Form 8-K provides recast historical quarterly unaudited financial information of the Company and Galaxy Digital Holdings LP to reflect the Resegmentation.
The information included in this Current Report on Form 8-K is presented for informational purposes only in connection with the Resegmentation and does not amend or restate our previously reported consolidated financial statements for any period. This filing does not reflect any subsequent information or events occurring after such date other than adjustments to reflect the updated segment information in conjunction with the Resegmentation. This Current Report on Form 8-K should be read in conjunction with such prospectus in the Company’s Registration Statement on Form S-4 filed on March 28, 2025, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 (the “Quarterly Report on Form 10-Q”) filed on May 13, 2025, and other filings filed by the Company with the Securities and Exchange Commission. The Quarterly Report on Form 10-Q and other filings contain important information regarding events, developments and updates to certain expectations of the Company that have occurred since the filing of the Registration Statement on Form S-4.
Item 9.01 Financial Statements and Exhibits.
(d)Exhibits

Exhibit No.	Description

99.1	Recast historical quarterly unaudited financial information reflecting the change in segment reporting.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GALAXY DIGITAL INC.

Date: June 12, 2025	By:	/s/ Anthony Paquette
Anthony Paquette
Chief Financial Officer